AMENDMENT NO. 1



                  AMENDMENT NO. 1 ("this Amendment"), dated as of January 29, 1998, among Galey & Lord Industries, Inc., a Delaware corporation ("Industries"), Galey & Lord, Inc., a Delaware corporation ("Galey"), G&L Service Company, North America, Inc. ("Service Co.") and First Union Corporation ("First Union"), as a Lender and as agent for the Lenders (in such capacity, the "Agent") to the Senior Subordinated Credit Agreement, dated as of December 19, 1997 among Industries, Galey, Service Co., the lenders named therein and First Union (the "Credit Agreement").

                  WHEREAS, under the Credit Agreement, Industries borrowed $145,617,902.25 from First Union evidenced by a promissory note; and

                  WHEREAS, following the loan referred to above, the remaining aggregate principal amount available to be borrowed by Industries pursuant to the Credit Agreement is $104,382,007.75; and

                  WHEREAS, the parties hereto desire to increase the aggregate principal amount to be borrowed under the Credit Agreement and for Galey to assume the rights and obligations of Industries, and for Industries to become a Guarantor under, the Credit Agreement;

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereby agree as follows:

                  Section 1. Ratification of the Credit Agreement. Galey, Industries, Service Co. and First Union hereby ratify the Credit Agreement, as amended and, to the extent of any inconsistencies, superseded pursuant to
Section 5 herein.

                  Section 2. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement shall have such defined meanings when used herein.

                  Section 3. Guarantees. Industries hereby agrees, by its execution hereof, to become a Guarantor under the terms of Credit Agreement and to execute a Notation of Guarantee substantially in the form of Exhibit VII to the Credit Agreement to evidence its Guarantee.

                  Section 4. Continuing Guarantee of Service Co.. Service Co. hereby acknowledges, by its execution hereof, that its Guarantee under the Credit Agreement continues in full force and effect and without interruption.

                  Section 5. Amendments to the Credit Agreement: The Credit Agreement is hereby amended and restated as follows:

                  (A) New Definitions: The following definitions are added to the Credit Agreement:

                  "Borrower" or "Company" means Galey & Lord, Inc., a Delaware corporation.

                  "Industries" means Galey & Lord Industries, Inc., a Delaware corporation.

                  (B) Section 1.1. The following definitions in the Credit Agreement are amended and restated as follows:

                           "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 45% of the Voting Stock of the Company; (iv) the Company shall cease to own beneficially all of the Voting Stock of Industries , free and clear of all Liens other than Liens granted to secure the Senior Credit Facility or (v) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

                           "Commitment Letter" means the (i) letter agreement dated November 17, 1997, between Industries and First Union pursuant to which First Union committed to provide the Bridge Loan to Industries, subject to the terms and conditions thereof, (ii) the letter agreement dated November 17, 1997 between Industries and First Union (and the supplement thereto dated as of December 16, 1997) pursuant to which Industries committed to pay First Union certain fees and to satisfy certain other obligations to First Union in respect of the commitment set forth in (i) above.

                           "Company Junior Capital Contribution" means the unsecured subordinated loan to be made by the Company to DT Acquisition on or prior to the Initial Takedown Closing Date as contemplated by the Purchase Agreement.

                           "Darlington Sale and Leaseback Transaction" means the transaction involving the sale and leaseback of Industries' textile manufacturing facility located in Darlington County, South Carolina pursuant to an Inducement and Millage Rate Agreement and a Lease Purchase Agreement, in each case between Industries and Darlington County, South Carolina and dated as of December 1, 1997.

                  "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan



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


         (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived) or the failure to make any required contribution within 30 days of its due date with respect to any Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041 (a) (2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates from any Multiple Employer Plan or the termination of any such Multiple Employer Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;
         (vii) the withdrawal by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under
         Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 406, 409 or 502(i) or (1) of ERISA in respect of any Employee Benefit Pension Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan or Employee Pension Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a) (29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan. Notwithstanding anything to the contrary contained herein, the imposition of the Lien arising under the Pension Funding Agreement shall not be deemed an ERISA Event.

                           "Existing Senior Credit Facility" means the Amended and Restated Credit Agreement dated as of June 4, 1996 among Industries, the lenders named therein and First Union National Bank of North Carolina, as agent pursuant to which Industries may borrow up to $218,000,000 in the aggregate at any one time outstanding, together with the documents related thereto (including, without limitation, the Wachovia Letter of Credit, any guarantee agreements and security documents), as such agreements have been or may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of,


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


         refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

                           "First Union Currency Agreement" means the currency agreement number 144A207 dated as of November 19, 1997 between Industries and First Union National Bank.

                           "Guarantors" means Industries, Service Co. and each future Wholly-Owned Subsidiary of the Company that is organized under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

                           "New Senior Credit Facility" means the Loan Agreement to be entered into on or before the Final Takedown Closing Date between the Company, the lenders listed therein, the guarantors listed therein and First Union National Bank, as agent, pursuant to which the Company may borrow up to $490,000,000 in the aggregate at any one time outstanding together with the documents related thereto (including, without limitation, the Wachovia Letter of Credit, any guarantee agreements and security documents), as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

                           "PBGC" means the Pension benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                           "Pension Funding Agreement" means the agreement dated January 29, 1998 between the PBGC and the Company providing for additional funding by the Company to certain pension plans and the creation of a Lien in favor of the PBGC on certain land and assets of the Company.

                           "Permitted Preferred Stock" means any Preferred Stock issued by the Company or Industries in an aggregate amount not to exceed $30,000,000 at any one time outstanding and which by its terms does not permit (i) redemption, liquidation, mandatory sinking fund payments or the like by a fixed date on or prior to the Maturity Date and (ii) the payment of cash dividends on or prior to the Maturity Date at a rate in excess of 8.0%.

                           "Recovery Event" means the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective properties or assets.

                           "Senior Credit Facility" means the Existing Senior Credit Facility until the execution and delivery of the New Senior Credit Facility and the repayment of all obligations under the Existing Senior Credit Facility and thereafter means the New Senior Credit Facility.

                           "Senior Indebtedness" means for any Person the principal of, premium, if any, and interest on, and all amounts payable in respect of, all obligations of every nature of the Company from time to time owed to the lenders under the Senior Credit Facility; including, without limitation, all obligations in respect of letters of credit and principal of and interest on and all fees, indemnities, and expenses payable under the Senior Credit Facility and all obligations under Interest Rate Agreements entered into with lenders under the Senior Credit Facility and their respective Affiliates and any guarantees thereof including any agreement refinancing all or any portion of the Indebtedness under such Senior Credit Facility. Without limiting the generality of the foregoing "Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in Sections 7.6 and 7.7 relating to the Company, whether or not the claim for such interest is allowed under any applicable Bankruptcy Law. Notwithstanding the foregoing, "Senior Indebtedness" of any Person shall not include that portion of any Indebtedness which is incurred by such Person in violation of this Agreement.

                           "Subsequent Transactions" means, collectively, (i) the closing of the New Senior Credit Facility and the incurrence of the revolving loans drawn down on the Final Takedown Closing Date thereunder, (ii) the incurrence of the Final Bridge Loan hereunder on the Final Takedown Closing Date, (iii) the consummation of the Merger,
         (iv) the Acquisition, (v) any other transaction on the Final Takedown Closing Date contemplated in relation to the foregoing and (vi) the payment of fees and expenses in connection with the foregoing.

                           "Transaction Costs" means the fees, costs and expenses payable by the Company pursuant hereto and other fees, costs and expenses payable by the Company or a Subsidiary of the Company in connection with the Transactions.

                           "Wachovia Letter of Credit" means that irrevocable letter of credit no. LC 968-044594 dated May 17, 1994 issued by Wachovia Bank of North Carolina, National Association in favor of First Citizens Bank & Trust Company, as Trustee under those $7,200,000 South Carolina Jobs-Economic Development Authority Tax-Exempt Adjustable Mode Economic Development Revenue Bonds (Galey & Lord Industries, Inc. Project) Series 1994, for the account of Industries in the original maximum amount of $7,830,000, as such letter of credit may be modified, supplemented, extended and replaced from time to time.

                  (C) Section 2.1A. Section 2.1A shall be amended and restated as follows:

                           A. Bridge Loan Commitment; Assignment and Assumption.
         (a) Subject to the terms and conditions of this Agreement and in reliance upon the



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


         representations and warranties of the Company and Industries herein set forth, the Lenders hereby agree to lend to Industries on the Initial Takedown Closing Date $145,617,902.25 in the aggregate (the "Initial Bridge Loan") and to the Borrower on the Final Takedown Closing Date $129,382,097.75 in the aggregate (the "Final Bridge Loan," and together with the Initial Bridge Loan, the "Bridge Loan"), each such Lender committing to lend the aggregate amount set forth next to such Lender's name on the signature pages hereto. The Lenders' commitments to make the Initial Bridge Loan to Industries and the Final Bridge Loan to the Borrower pursuant to this Section 2.1 A are herein called individually, the "Bridge Loan Commitment" and collectively, the "Bridge Loan Commitments."

                           (b) Without prejudice to its obligations as a Guarantor, Industries hereby assigns to the Borrower and is thereby released from, and the Borrower hereby assumes, all of Industries' rights and obligations as a borrower under this Agreement, including, without limitation, the rights and obligations of Industries with respect to the Initial Bridge Loan.

                           (c) In connection with the assignment and assumption described in subparagraph (b) of this Section 2.1A, the Original Bridge
         Note issued on the Initial Takedown Closing Date by Industries to evidence the Initial Bridge Loan shall be canceled and, as a replacement therefor, the Borrower shall execute and deliver to the Lenders on the date hereof an Original Bridge Note substantially in the form of Exhibit I in the principal amount of $145,617,902.25.

                  (D) Section 2.5. Section 2.5 shall be amended and restated as follows:

                           2.5      Use of Proceeds

                           The proceeds of the Initial Bridge Loan will be used to make the Company Junior Capital Contribution. The proceeds of the Final Bridge Loan shall be applied by the Borrower, together with borrowings under the Senior Credit Facility, to finance the Acquisition and pay the Transaction Costs.

                  (E) Section 3.1. Section 3.1 (5) shall be amended and restated as follows:

                           (5) The Company shall have delivered to the Agent Officers' Certificates from the Company in form and substance satisfactory to the Agent to the effect that (i) the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the Initial Takedown Closing Date or Final Takedown Closing Date, as the case may be, to the same extent as though made on and as of that date, (ii) the Company, has performed and complied with in all material respects all covenants and conditions to be performed and observed by the Company and (iii) all conditions to the consummation of the Initial Transactions or Subsequent Transactions, as the case may be, have been satisfied substantially on the terms set forth therein and have not been waived or amended without the Agent's prior written consent which consent shall not be unreasonably withheld.

                  (F) Section 3.3. Section 3.3 (1) shall be amended and restated as follows:

                           (1) The Agent shall have received, on behalf of the Lenders the following items, each of which shall be in form and substance satisfactory to the Agent and, unless otherwise noted, dated the Final Takedown Closing Date:

                           (a) bring-down certificates or similar certificates of status or compliance with respect to the items furnished pursuant to
         Section 3.1 (1) (a), in each case covering the period from the Initial Takedown Closing Date to the Final Takedown Closing Date; and

                           (b) executed or conformed copies of the Merger Agreement and a copy of each legal opinion delivered in connection therewith, and all documents and instruments relating thereto; and

                           (c) (i) executed or conformed copies of the Definitive Purchase Agreement and a copy of each legal opinion delivered in connection with the Definitive Purchase Agreement, and all documents and instruments related thereto, (ii) an Officers' Certificate from the Company certifying that the Definitive Purchase Agreement is in full force and effect on the Final Takedown Closing Date and no material term or condition thereof has been amended, modified or waived from the form delivered to the Agent prior to the execution thereof except with the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed) and (iii) an Officers' Certificate from the Company to the effect that each party to the Definitive Purchase Agreement has performed or complied with all agreements and conditions contained therein and any agreements or documents related thereto to be performed or complied with on or before the Final Takedown Closing Date, and no party is in default in the performance or compliance with any of the terms or provisions thereof; and

                           (d) (i) executed or conformed copies of the New Senior Credit Facility and all documents and instruments related thereto, (ii) an Officers' Certificate from the Borrower certifying that the New Senior Credit Facility is in full force and effect on the Initial Takedown Closing Date and no material term or condition thereof has been amended, modified or waived from the form delivered to the Agent a reasonable time prior to the execution thereof except with the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed) and (iii) Officers' Certificates from the Borrower to the effect that the Borrower has performed or complied with all agreements and conditions contained in the New Senior Credit Facility and any agreements or documents related thereto to be performed or complied with on or before the Initial Takedown Closing Date, and the Borrower is not in default in the performance or compliance with any of the terms or provisions thereof.

                  (G) Section 4. The introductory paragraph to Section 4 shall be amended and restated as follows::

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

                           In order to induce the Lenders to enter into this Agreement and to make the Bridge Loan, the Company represents and warrants to the Lenders that the following statements are true and correct; it being understood that representations and warranties made pursuant to this Section 4, insofar as relating to the Acquired Assets and insofar as made on or before the Initial Takedown Closing Date, are being made only to the best knowledge of the Company based on publicly available sources of information.

                  (H) Section 4.1. Section 4.1(c) shall be amended and restated as follows:

                           (c) All of the Voting Stock of Industries is beneficially owned by the Company free and clear of all Liens other than Liens granted to secure the Senior Credit Facility.

                  (I) Section 4.13. Section 4.13A shall be amended and restated as follows:

                           Except as described in Schedule G hereto, no ERISA Events have occurred or are reasonably expected to occur which individually or in the aggregate resulted in or might reasonably be expected to result in a liability of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates which would reasonably be expected to have a Material Adverse Effect.

                  (J) Section 6.1. Section 6.1(ii) shall be amended and restated as follows:

                           Indebtedness (A) of up to $218,000,000 incurred pursuant to the Existing Senior Credit Facility or (B) upon termination of, and repayment in full of all amounts due under the Existing Senior Credit Facility, Indebtedness of up to $490,000,000 in the aggregate at any one time outstanding under the New Senior Credit Facility, in each case, reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

                  (K) Section 6.2. Section 6.2 shall be amended and restated by inserting the following immediately after clause (xiv) therein:

                           (xv) Liens in favor of the PBGC granted pursuant to
the Pension Funding Agreement.

                  (L) Section 6.7. Section 6.7 shall be amended and restated as follows:

                           Subject to Section 5.2 and other than the sale of 100% of a Subsidiary of the Company in accordance with Section 2.4A(ii)
         (a) and Section 6.15, the Company shall not, and shall not cause or permit any of the Subsidiaries to, directly or indirectly, enter into any transaction, or series of related transactions, of merger, amalgamation, consolidation or combination, or consolidate, or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or in a series of transactions, all or substantially all of its business, property or assets, whether now owned or hereafter acquired, except that any Subsidiary of the Company may be merged, amalgamated, consolidated or combined with



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


         or into the Company or any Guarantor or be liquidated, wound up or dissolved, or all or substantially all of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or in a series of transactions, to the Company or to any Guarantor; provided that (A) no Potential Event of Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) in the case of such a merger, amalgamation, consolidation or combination of the Company or a Guarantor and a Subsidiary of the Company, the Company or the Guarantor shall be the continuing or surviving corporation, and (C) the surviving entity (I) continues to be bound as such under this Agreement or the Guarantee of such Guarantor, as the case may be, and (II) executes and delivers to the Agent immediately upon consummation of such transaction a written confirmation or acknowledgment to such effect, in form and substance satisfactory to the Agent, together with evidence of appropriate corporate power, authority and action and a written legal opinion in form and substance satisfactory to the Agent to the effect that this Agreement and such Guarantee continue to be a legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms (subject to customary exceptions in respect of bankruptcy, insolvency and other equitable remedies) and with respect to such other matters as the Agent may reasonably request.

                  (M) Section 6.10. Section 6.10 shall be amended and restated as follows:

                           (a) Except for any sale of 100% of the Capital Stock or other equity securities of any of the Company's Subsidiaries in compliance with the provisions of Section 6.7, the Company will not and will not permit any of the Subsidiaries to directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock or other equity securities of any of the Subsidiaries, except (i) Permitted Preferred Stock issued by Industries, (ii) to qualify directors if required by applicable law, (iii) to the Company or to a Wholly-Owned Subsidiary of the Company, (iv) Asset Sales made in compliance with this Agreement and (v) Liens in favor of the lenders under the Senior Credit Facility.

                           (b) The Company will not (i) hold any assets other than the Capital Stock of its Subsidiaries, (ii) have any liabilities other than (A) the liabilities under the Loan Documents and the Senior Credit Facility, (B) tax liabilities in the ordinary course of business, (C) loans and advances permitted under this Agreement, (D) corporate, administrative and operating expenses in the ordinary course of business and (iii) engage in any business other than (A) owning the Capital Stock of its Subsidiaries and activities incidental or related thereto and (B) acting as a borrower hereunder and under the Senior Credit Facility.

                  (N) Section 7.13. The last paragraph of Section 7.13 shall be amended and restated as follows:

                           THEN (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.6 or 7.7, all of the unpaid principal amount of and accrued interest on the Bridge Loan and all other outstanding Obligations shall automatically become



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


         immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the commitments of the Lenders hereunder shall, thereupon terminate and (ii) upon the occurrence of any other Event of Default, the Agent shall upon written notice of the holder or holders of a majority in aggregate principal amount of the Bridge Loan then outstanding, by written notice to the Company and the agent under the Senior Credit Facility, declare all of the unpaid principal amount of and accrued interest on the Bridge Loan and all other outstanding obligations to be, and the same shall forthwith become, due and payable, and the obligations of the Lenders hereunder shall thereupon terminate; provided that if any declaration of acceleration under this Agreement occurs solely because an Event of Default set forth in
         Section 7.2 has occurred and is continuing, such declaration of acceleration shall be automatically annulled if the holders of the Indebtedness which is the subject of such Event of Default have rescinded their declaration of acceleration in respect of such Indebtedness within thirty days of such acceleration of such Indebtedness and the Agent has received written notice thereof within such time and if no other Event of Default has occurred during such thirty-day period which has not been cured or waived in accordance with this Agreement. Nevertheless, if at any time after acceleration of the maturity of the Bridge Loan, the Borrower shall pay all arrears of interest and all payments on account of the principal thereof which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement or the Bridge Notes) and all Events of Default and Potential Events of Default (other than non-payment of principal of and accrued interest on the Bridge Notes due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.6, then the Agent shall, upon written notice of the holders of a majority in aggregate principal amount of the Bridge Loan then outstanding, by written notice to the Company rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

                  (O) Section 12.5. Section 12.5 shall be amended and restated as follows:

                           Subject to Section 8, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender, the Agent and each subsequent holder of any Bridge Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts or any other accounts held for the benefit of another Person) and any other Indebtedness at any time held or owing by such Person or any such subsequent holder to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to such Person or such subsequent holder under this Agreement and the Bridge Notes, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or the Bridge Notes, irrespective of whether or not (a) such Person or such subsequent holder shall have made any demand hereunder or



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


         (b) such Person or such subsequent holder shall have declared the principal of or the interest on its portion of the Bridge Loan and its Bridge Notes and other amounts due hereunder to be due and payable as permitted by Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

                  Section 6. Counterparts. This Amendment and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and delivery thereof to the Agent or, in the case of the Lenders, written telex or facsimile notice or telephonic notification (confirmed in writing) of such execution and delivery. The Agent will give the Company and each Lender prompt notice of the effectiveness of this Agreement.

                  Section 7. Choice of Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the day and year first written above.

                             BORROWER

                             GALEY & LORD, INC.


                             By:   /s/ Michael R.Harmon
                                 Name: Name:  Michael R. Harmon
                                 Title:  Executive Vice President, Chief
                                 Financial Officer, Treasurer and
                                 Secretary


                             Notice Address:

                                 7736 McCloud Road
                                 One Triad Center, Suite 300
                                 Greensboro, NC  27409
                                 Attention:  Michael R. Harmon

                             Telephone: (910) 665-3037
                             Telecopy (910) 665-3113


                             GUARANTORS:

                             GALEY & LORD INDUSTRIES, INC.


                             By:     /s/ Michael R.Harmon
                                 Name:  Michael R. Harmon
                                 Title:  Executive Vice President, Chief
                                 Financial Officer, Treasurer and
                                 Secretary


                             Notice Address:

                                 7736 McCloud Road
                                 One Triad Center, Suite 300
                                 Greensboro, NC  27409
                                 Attention:  Michael R. Harmon

                             Telephone: (910) 665-3037
                             Telecopy (910) 665-3113

                             G&L SERVICE COMPANY, NORTH AMERICA, INC.


                             By:    /s/ Michael R.Harmon
                                 Name:  Michael R. Harmon
                                 Title:  President, Treasurer and Secretary


                             Notice Address:

                                 7736 McCloud Road
                                 One Triad Center, Suite 300
                                 Greensboro, NC  27409
                                 Attention:  Michael R. Harmon

                             Telephone: (910) 665-3037
                             Telecopy (910) 665-3113

                             AGENT:


                             FIRST UNION CORPORATION
                                 as agent
                             By:    /s/ Steve Taylor
                                 Name:  Steve Taylor
                                 Title:


                             Notice Address:

                                 301 South College Street
                                 Charlotte, NC  28288
                                 Attention:  Kevin Smith

                             Telephone:    (704) 374-4702
                             Telecopy:    (704) 383-9527


                             LENDERS:


                             FIRST UNION CORPORATION
                             By:    /s/ Steve Taylor
                                 Name:      Steve Taylor
                                 Title:


                             Notice Address:

                                 301 South College Street
                                 Charlotte, NC  28288
                                 Attention:  Kevin Smith

                             Telephone:    (704) 374-4702
                             Telecopy:  (704) 383-9527